                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G
                              (Amendment No. 1)*


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         Gentiva Health Services, Inc.
                         -----------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.10 Per Share
                    --------------------------------------
                        (Title of Class of Securities)

                                   37247A102
                                   ---------
                                (CUSIP Number)



* This Schedule 13G filing amends the Schedule 13G filed by Highfields Capital Management LP, Highfields GP LLC, Jonathon Jacobson and Richard Grubman. This Schedule 13G is the first filing for Highfields Capital Ltd.

-----------------------                                  --------------------
  CUSIP No. 37247A102                13G                  Page 2 of 12 Pages
-----------------------                                  --------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields Capital Management LP
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,490,473

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,490,473

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,490,473
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          7.2%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

-----------------------                                  --------------------
  CUSIP No. 37247A102                13G                  Page 3 of 12 Pages
-----------------------                                  --------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields GP LLC
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,490,473

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,490,473

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,490,473
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          7.2%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          OO
------------------------------------------------------------------------------

-----------------------                                  --------------------
  CUSIP No. 37247A102                13G                  Page 4 of 12 Pages
-----------------------                                  --------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Jonathon S. Jacobson
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,490,473

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,490,473

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,490,473
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          7.2%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          IN
------------------------------------------------------------------------------

-----------------------                                  --------------------
  CUSIP No. 37247A102                13G                  Page 5 of 12 Pages
-----------------------                                  --------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Richard L. Grubman
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,490,473

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,490,473

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,490,473
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          7.2%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          IN
------------------------------------------------------------------------------

-----------------------                                  --------------------
  CUSIP No. 37247A102                13G                  Page 6 of 12 Pages
-----------------------                                  --------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields Capital Ltd.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Cayman Islands
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,093,664

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,093,664

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,093,664
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          5.3%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 7 of 12 Pages
--------------------------                            ------------------------

Item 1(a).  Name of Issuer:

            Gentiva Health Services, Inc.
            -----------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            175 Broad Hollow Road, Melville, NY 11747
            -----------------------------------------

Item 2(a).  Name of Person Filing:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

            (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd. ("HC Ltd.") with respect to the shares of common stock of the Issuer directly owned by HC Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Jonathon Jacobson and Richard Grubman).

            Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and HC Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Address for Highfields Capital Management, Highfields
            GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management LP
            200 Clarendon Street
            Boston, Massachusetts 02117
            ---------------------------------------------------------

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 8 of 12 Pages
--------------------------                            ------------------------



            Address for Highlands Capital Ltd.:
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Center, North Church Street
            P.O. Box 896
            Georgetown, Grand Cayman
            Cayman Islands, B.W.I.
            -----------------------------------------------------------------

Item 2(c).  Citizenship:

            Highfields Capital Management - Delaware
            Highfields GP - Delaware
            Richard L. Grubman - United States
            Jonathon S. Jacobson - United States
            HC Ltd. - Cayman Islands
            -----------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.10 per share
            -----------------------------------------------------------------

Item 2(e).  CUSIP Number:


            37247A102
            -----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 9 of 12 Pages
--------------------------                            ------------------------


     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(I)  For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr.
     Grubman:

     (a)  Amount beneficially owned:

          1,490,473 shares of Common Stock
          --------------------------------

     (b)  Percent of class:

          7.2%
          -------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,490,473
                                                         ---------

          (ii)  Shared power to vote or to direct the vote     --0--
                                                           --------------

          (iii) Sole power to dispose or to direct the disposition of 1,490,473
                                                                      ---------

          (iv)  Shared power to dispose or to direct the disposition of  --0--
                                                                       ---------

(II)      For HC Ltd.:

     (a)  Amount beneficially owned:

          1,093,664 shares of Common Stock
          --------------------------------

     (b)  Percent of class:

          5.3%
          -------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,093,664
                                                         ---------

          (ii)  Shared power to vote or to direct the vote      --0--
                                                          --------------

          (iii) Sole power to dispose or to direct the disposition of 1,093,664
                                                                      ---------

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 10 of 12 Pages
--------------------------                            ------------------------



        (iv)  Shared power to dispose or to direct the disposition of  --0--
                                                                       --------

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          The shares to which this filing by Highfields Capital Management (the Investment Manager to each of the Funds), Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. The shares to which this filing by HC Ltd. relates are beneficially owned by HC Ltd. Highfields Capital I LP and Highfields Capital II LP each own less than 5% of the securities of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 11 of 12 Pages
--------------------------                            ------------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               July 24, 2000
                         -----------------------
                                 Date

                         HIGHFIELDS CAPITAL MANAGEMENT LP

                         By: Highfields GP LLC,
                             its General Partner

                         /s/ Kenneth H. Colburn
                         ----------------------
                                 Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                                   Name/Title

                         HIGHFIELDS GP LLC

                         /s/ Kenneth H. Colburn
                         ----------------------
                                 Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                                   Name/Title

                         JONATHON S. JACOBSON

                         /s/ Kenneth H. Colburn
                         ----------------------
                                 Signature

                         Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------
                                   Name/Title

                         RICHARD L. GRUBMAN

                         /s/ Kenneth H. Colburn
                         ----------------------
                                 Signature

                         Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------
                                   Name/Title

--------------------------                            ------------------------
  CUSIP No. 37247A102                 13G                Page 12 of 12 Pages
--------------------------                            ------------------------


                  HIGHFIELDS CAPITAL LTD.

                  By:  Highfields Capital Management LP,
                       its Investment Manager

                  By:  Highfields GP LLC,
                       its General Partner

                  /s/ Kenneth H. Colburn
                  -------------------------------------------
                           Signature

                  Kenneth H. Colburn, Authorized Signatory
                  -------------------------------------------
                              Name/Title